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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

                    COMPX REPORTS SECOND QUARTER 2006 RESULTS

DALLAS, TEXAS ... August 3, 2006 ... CompX International Inc. (NYSE: CIX) announced today sales of $50.1 million for the second quarter of 2006 compared to $45.7 million in the same period of 2005. Operating income was $5.8 million in the second quarter of 2006 compared to $4.7 million in the same period of 2005. Income from continuing operations for the second quarter of 2006 was $3.8 million, or $0.25 per diluted share, compared to $2.4 million, or $0.16 per diluted share, in the second quarter of 2005.

Net sales for the six-month period ended June 30, 2006 increased to $97.2 million compared to $92.6 million in the previous year. Operating income was $10.6 million for the six-month period ended June 30, 2006 compared to $8.9 million for the comparable period of 2005. Income from continuing operations for the six-month period in 2006 was $6.3 million, or $0.41 per diluted share, compared to $4.6 million, or $0.30 per diluted share in 2005.

Net sales comparisons were positively impacted by additional sales volume resulting from acquisitions within our new performance marine components segment and volume increases within security products which were offset by sales volume decreases in furniture components. Operating income comparisons were favorably impacted by the acquisitions referred to above, a change in product mix and the continued benefit of cost improvement initiatives, partially offset by the negative impact of changes in currency exchange rates on our furniture components segment. In addition to the items noted above, income from continuing operations comparisons were favorably impacted by a lower effective tax rate in 2006 due to a higher percentage of our income in 2006 being derived from U.S. operations as compared to 2005.

"During the quarter, we successfully completed our second acquisition in the performance marine components industry as part of our strategy to diversify into additional component product markets," commented David A. Bowers, President & CEO. "We view the performance marine components industry as an attractive opportunity where engineering and quality are critical to the products we make and the customers we serve, resulting in higher margins and lower risk of products being commoditized. Expanding into this new components segment, along with our continued focus on improving margins through cost efficiency and replacing the sale of lower margin products with higher margin products, has enabled us to improve our gross margin from 23% in the second quarter 2005 to 25% in the second quarter of 2006. We believe our strategy will maintain our strong financial position, allowing us to take advantage of additional internal and external growth opportunities to further improve profits. "

CompX is a leading manufacturer of security products, furniture components and performance marine components. It operates from eight locations in the country-regionU.S., country-regionCanada and placecountry-regionTaiwan, employing more than 1,200 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Six months ended
                                                     June 30,                         June 30,
                                                2005             2006            2005           2006
                                              ------------------------        ------------------------



Net sales                                     $  45.7          $  50.1        $   92.6      $    97.2

Cost of goods sold                               35.2             37.8            71.8           73.2
                                              ------------------------        -----------------------

Gross profit                                     10.5             12.3            20.8           24.0

Selling, general and administrative               5.8              6.4            11.9           13.2

Other operating expense                           -                0.1             -              0.2
                                              ------------------------        -----------------------

Operating income                                  4.7              5.8             8.9           10.6

Interest expense                                  -                -              (0.1)          (0.1)

Other income, net                                 0.1              0.3             0.2            0.7
                                              ------------------------         ----------------------

Income from continuing operations

     before income taxes                          4.8              6.1             9.0           11.2

Income tax expense                                2.4              2.3             4.4            4.9
                                              ------------------------        -----------------------

Income from continuing operations                 2.4              3.8             4.6            6.3

Discontinued operations, net of tax               -               (0.5)           (0.5)          (0.5)
                                              -------------------------       ------------------------

Net income                                    $   2.4          $   3.3        $    4.1        $   5.8
                                              ========================        =======================


Net income per diluted common share
     Continuing operations                    $    0.16        $  0.25        $    0.30       $  0.41
     Discontinued operations                        -            (0.03)           (0.03)        (0.03)
                                              -------------------------       -----------------------

                                              $    0.16        $  0.22        $    0.27       $  0.38
                                              ========================        =======================

Weighted average diluted common
  shares outstanding                              15.2            15.3            15.2           15.2
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,          June 30,
                                                                2005                2006
                                                         -----------------     --------------
                                                                                (Unaudited)



                        Assets

Current assets:

   Cash and equivalents                                     $      30.6          $      22.8

   Accounts receivable, net                                        20.6                 22.7

   Inventories                                                     22.5                 23.5

   Prepaid expenses and other                                       4.5                  4.8

   Note receivable                                                  2.6                  1.3
                                                            -----------          -----------

       Total current assets                                        80.8                 75.1

Intangibles                                                        38.0                 43.7

Net property and equipment                                         68.0                 71.0

Other assets                                                        1.8                  2.1
                                                            -----------          -----------

         Total assets                                       $     188.6          $     191.9
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      19.2          $      19.5

   Income taxes                                                     1.1                  0.6
                                                            -----------          -----------

       Total current liabilities                                   20.3                 20.1

Long-term debt                                                      1.5                  -

Deferred income taxes                                              16.7                 18.7

Stockholders' equity                                              150.1                153.1
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     188.6          $     191.9
                                                            ===========          ===========

